Exhibit 99.1

For Additional Information:

Bryan Giglia

Sunstone Hotel Investors, Inc.

(949) 382-3036

SUNSTONE HOTEL INVESTORS REPORTS RESULTS FOR FIRST QUARTER 2013

ACQUIRES THE 250-ROOM HILTON NEW ORLEANS ST. CHARLES

ENTERS INTO AGREEMENT TO ACQUIRE THE 1,053-ROOM BOSTON PARK PLAZA

ANNOUNCES REDEMPTION OF SERIES C PREFERRED STOCK

ALISO VIEJO, CA — May 6, 2013 — Sunstone Hotel Investors, Inc. (the “Company” or “Sunstone”) (NYSE: SHO) today announced results for the first quarter ended March 31, 2013.

First Quarter 2013 Operational Results (as compared to First Quarter 2012) (1):

•                  Comparable Hotel RevPAR increased 2.1% to $124.84.

•                  Comparable Hotel RevPAR increased 6.5% to $130.03, excluding the following hotels which significant renovations were underway during the first quarter: Hilton Times Square, Hyatt Chicago Magnificent Mile, Hyatt Newport Beach and Renaissance Westchester (collectively, the “Four Hotels”).

•                  Comparable Hotel EBITDA Margins increased 10 basis points to 23.3%.

•                  Comparable Hotel EBITDA Margins increased 160 basis points to 27.5%, excluding the Four Hotels.

•                  Adjusted EBITDA decreased 10.9% to $38.4 million.

•                  Adjusted FFO per diluted share decreased 25.0% to $0.09.

•                  Income available to common stockholders was $17.5 million (vs. a loss of $21.0 million in 2012).

•                  Income available to common stockholders per diluted share was $0.12 (vs. a loss of $0.18 in 2012).

Ken Cruse, Chief Executive Officer, stated, “Our first quarter operating results met our expectations as we traded short-term displacement for expected future growth through the renovation of four of our hotels.  Excluding the four hotels under renovation, our portfolio generated 6.5% RevPAR growth and achieved 160 basis points of margin expansion, driven by improving demand trends and solid expense controls.  Also, during the first quarter, we continued to methodically improve our balance sheet by eliminating nearly $261 million of leverage through asset sales, and the retirement of senior debt and preferred securities.”

Mr. Cruse continued, “Today, we announced a series of transactions that will complete our tax-efficient capital recycling of the proceeds realized from the sale of non-core hotels and the issuance of common equity earlier this year.  Specifically, we have acquired the 250-room Hilton New Orleans, are in the process of acquiring the 1,053-room Boston Park Plaza, and are redeeming our 6.45% Series C convertible securities.  These transactions are consistent with our stated strategy of improving our portfolio quality and scale while gradually reducing our leverage.  With a weighted average purchase multiple of 12.3x on 2013 projected EBITDA, we believe these acquisitions are attractively priced relative to our cost of capital and provide us with future value-added opportunities. Moreover, the combined transactions will increase our hotel concentrations in two high growth major markets, will reduce our overall leverage and interest expense, and are expected to improve our FFO per share.  Accordingly, we have increased the midpoint of our full year Adjusted EBITDA guidance by 4% to $240 million and we have increased the midpoint of our Adjusted FFO per diluted share guidance by roughly 7% to $0.94 cents.”

Mr. Cruse continued, “Looking ahead, industry occupancies are now at or above prior peak levels in many markets, demand is gradually improving and supply trends remain muted.  With the substantial completion of our 2013 renovation program, the continued improvement of our balance sheet and the addition of two quality hotels with clear long-term value-add opportunities, Sunstone is well positioned for continued growth.”

(1)         Comparable Hotel RevPAR and Comparable Hotel EBITDA Margin information presented reflect the Company’s Comparable 26 Hotel Portfolio, which includes all hotels held for investment by the Company as of March 31, 2013, and also includes prior ownership results as applicable in 2012 for the Hyatt Chicago Magnificent Mile acquired by the Company in June 2012 and the Hilton Garden Inn Chicago Downtown/Magnificent Mile acquired by the Company in July 2012. Comparable Hotel EBITDA Margin information excludes prior year net property tax adjustments.

SELECTED FINANCIAL DATA

($ in millions, except RevPAR, ADR and per share amounts)

(unaudited)

	Three Months Ended March 31,
	2013	2012	% Change
Total Revenue	$194.9	$178.2	9.4%
Comparable Hotel RevPAR	$124.84	$122.25	2.1%
Comparable Hotel Occupancy	74.2%	75.6%	(140	) bps
Comparable Hotel ADR	$168.25	$161.70	4.1%

Comparable Hotel EBITDA Margin	23.3%	23.2%	10	bps

Net income (loss)	$28.9	$(13.0)
Income available (loss attributable) to common stockholders	$17.5	$(21.0)
Income available (loss attributable) to common stockholders per diluted share	$0.12	$(0.18)
EBITDA	$85.3	$41.7
Adjusted EBITDA	$38.4	$43.1
FFO	$0.0	$12.9
Adjusted FFO	$14.0	$13.7
FFO per diluted share (1)	$0.00	$0.11
Adjusted FFO per diluted share (1)	$0.09	$0.12

(1)         Reflects the Series C convertible preferred stock on a “non-converted” basis. On an “as-converted” basis, FFO per diluted share is $0.01 and $0.12, respectively, for the three months ended March 31, 2013 and 2012. On an “as-converted” basis, Adjusted FFO per diluted share is $0.10 and $0.13, respectively, for the three months ended March 31, 2013 and 2012.

Disclosure regarding the non-GAAP financial measures in this release is included on page 6. Reconciliations of non-GAAP financial measures to the most comparable GAAP measure for each of the periods presented are included on pages 11 through 14 of this release.

The Company’s actual results for the quarter ended March 31, 2013 compare to its guidance provided on February 19, 2013 as follows:

Metric	Quarter Ended March 31, 2013 Guidance	Quarter Ended March 31, 2013 Actual Results (unaudited)	Performance Relative to Prior Guidance Midpoint
Comparable Hotel RevPAR	+2.0% - 3.0%	2.1%	(0.40)%
Loss Before Income Taxes and Discontinued Operations ($ millions)	$(9) - $(7)	$(13)	$(5)
Adjusted EBITDA ($ millions)	$36 - $38	$38	$1
Adjusted FFO ($ millions)	$11 - $13	$14	$2
Adjusted FFO per diluted share	$0.07 - $0.09	$0.09	$0.01
Diluted Weighted Average Shares Outstanding	151,000,000	151,381,000	381,000

Acquisitions Update

On May 1, 2013, in an off-market deal, the Company acquired the fee simple interest in the 250-room Hilton New Orleans St. Charles for a gross purchase price of $59.35 million ($237,400/key), excluding closing costs and prorations. The gross purchase price equates to an 11.4x multiple on 2013 forecasted hotel Adjusted EBITDA of $5.2 million and a 7.9% capitalization rate on 2013 forecasted hotel net operating income. During the Company’s anticipated 2013 ownership period, the Hilton New Orleans St. Charles is expected to generate between $2.0 million and $2.5 million of hotel Adjusted EBITDA and between $1.5 million and $2.0 million of hotel net operating income. The acquisition, which was structured as a tax-deferred exchange, was funded with a portion of the proceeds received from the sale of the Company’s Rochester Portfolio in January 2013. The Company expects to own this hotel unencumbered of debt. The hotel will continue to be managed by its current manager, Dimension Development Company.

The 250-room Hilton New Orleans St. Charles is located in the heart of downtown New Orleans, one block from the Company’s JW Marriott New Orleans and proximate to the Ernest N. Morial Convention Center, the Class-A office corridor, Harrah’s Casino and the New Orleans French Quarter.  The Company expects to complete a rooms renovation in 2014 to better position the hotel to capture a greater share of the market’s higher rated transient demand, including Hilton-loyal business transient demand, as the Company did with its JW Marriott hotel following its acquisition in 2011.

On April 26, 2013, the Company entered into a purchase and sale agreement to acquire the fee simple (subject to a condominium agreement with the adjacent office building) interest in the 1,053-room Boston Park Plaza hotel for a gross purchase price of $250.0 million ($237,400/key). The gross purchase price equates to a 12.5x multiple on 2013 forecasted hotel Adjusted EBITDA of $20.0 million and a 6.6 % capitalization rate on 2013 forecasted hotel net operating income. During the Company’s anticipated 2013 ownership period, the Boston Park Plaza is expected to generate between $8.0 million and $9.5 million of hotel Adjusted EBITDA and between $6.5 million and $8.0 million of hotel net operating income. The acquisition will be structured as a tax-deferred exchange and will be funded with a combination of the proceeds received from the sale of the Company’s Rochester Portfolio in January 2013, cash on hand and the assumption of a non-recourse loan secured by the hotel with a fixed rate of 4.402% and a maturity date in February 2018. The Company expects the mortgage to have a balance of approximately $119.5 million as of the acquisition date. The Company expects the purchase of the hotel to close during the third quarter of 2013. The hotel will remain unbranded and will continue to be managed by Highgate Hotels.

The historic 1,053-room Boston Park Plaza hotel is located in the Back Bay neighborhood of Boston and occupies a triangular block formed by Arlington Street, Park Plaza, and Columbus Avenue. The Boston Park Plaza’s central location allows it to benefit from convention, leisure and business travel.  The hotel currently generates significant in-place cash flow and an attractive yield on the Company’s initial investment.  The Company’s immediate business plan for the hotel entails the build-out and lease-up of nearly 43,000 square feet of ground level and below-grade retail spaces, which predominately front Arlington Street and Park Plaza. The Company also plans to invest in certain upgrades to the hotel’s physical infrastructure, elevators, HVAC, façade and guest systems. Longer term, the Company may undertake a more comprehensive capital repositioning program to further enhance the hotel’s competitive positioning, subject to the development of a business case supporting such a repositioning program.

The Company expects the purchase of the Boston Park Plaza to close during the third quarter 2013; however, the purchase remains subject to a broad range of risks and uncertainties, including assumption of the associated mortgage. Accordingly, no assurances can be given as to the timing or certainty of the closing.

Balance Sheet/Liquidity Update

On May 6, 2013, the Company announced the redemption of all 4,102,564 shares of its 6.45% Series C Cumulative Convertible Redeemable Preferred Stock (“Series C preferred stock”), which have an aggregate principal liquidation preference of $100.0 million, excluding accrued and unpaid dividends up to and including the May 31, 2013 redemption date.

The Series C preferred stock will be redeemed at a redemption price of $24.375 per share, plus accrued and unpaid dividends up to and including the redemption date.  After the redemption date, the Company will have no outstanding shares of Series C preferred stock, and all rights of the holders of such shares will be terminated.

As of March 31, 2013, the Company had approximately $417.2 million of cash and cash equivalents, including restricted cash of $69.4 million and $139.4 million held by the accommodator to facilitate the tax-deferred exchanges noted above.  Adjusting for the funds used to purchase both the Hilton New Orleans St. Charles and the Boston Park Plaza, and to redeem the Series C preferred stock, the Company’s pro forma cash balance as of March 31, 2013 was approximately $127.3 million of cash and cash equivalents, including restricted cash of $69.4 million.

As of March 31, 2013, the Company had total assets of $3.2 billion, including $2.7 billion of net investments in hotel properties, total consolidated debt of $1.3 billion and stockholders’ equity of $1.6 billion.

Capital Improvements

The Company invested $37.1 million into capital improvements of its portfolio during the first quarter of 2013.

The Company began renovating several of its hotels in the fourth quarter 2012 and continued these renovations during the first quarter of 2013. The Company incurred approximately $7.0 million of revenue disruption during the first quarter 2013 and expects to incur approximately $1.0 million to $3.0 million of revenue disruption during the second quarter 2013. Significant renovations in process as of the first quarter 2013 include:

•                  Hilton Times Square:  The Company invested approximately $15.0 million to fully renovate all guestrooms, guest bathrooms and corridors of the 460-room Hilton Times Square, creating a rich and appealing new rooms product. The renovation commenced in January 2013 and was substantially completed in April 2013.

•                  Hyatt Chicago Magnificent Mile:  The Company is investing approximately $25.0 million in a complete renovation and repositioning of the 417-room Hyatt Chicago Magnificent Mile. The complete renovation will include all public spaces and guestrooms/bathrooms, elevating the hotel to a sophisticated destination catering to high rated business transient and group travelers. The renovation commenced during the fourth quarter 2012 and is expected to be substantially completed in July 2013. To date, the Company has invested approximately $14.0 million in this renovation.

•                  Hyatt Regency Newport Beach:  The Company is investing approximately $12.0 million to renovate all guestrooms and recreation facilities, as well as certain public spaces of the 403-room Hyatt Regency Newport Beach, establishing the hotel as a high quality resort destination catering to a broad range of business, leisure and group travelers. The renovation commenced in November 2012 and is expected to be substantially completed in May 2013. To date, the Company has invested approximately $10.0 million in this renovation.

•                  Renaissance Westchester:  The Company expects to invest approximately $12.0 million to renovate all guestrooms and public spaces of the 347-room Renaissance Westchester, transforming the rooms and public spaces into stylish yet functional meeting, socializing and relaxing venues. The renovation commenced during the fourth quarter 2012 and is expected to be substantially completed in May 2013.  To date, the Company has invested approximately $9.0 million in this renovation.

2013 Outlook

The Company is providing guidance at this time, but does not undertake to make updates for any developments in its business or changes in the operating environment. Achievement of the anticipated results is subject to risks and uncertainties, including those disclosed in the Company’s filings with the Securities and Exchange Commission.  The Company’s guidance does not take into account the impact of any unannounced hotel acquisitions, dispositions, re-brandings, management changes, transition costs, prior-year property tax assessments and/or credits, debt repurchases or unannounced financings during 2013.  The Company expects to apply its remaining net operating loss carryforwards to reduce taxable income in 2013. The application of the net operating loss carryforwards is viewed as a non-recurring event and therefore the Company has treated any state and federal taxes associated with the application of net operating loss carryforwards as one-time expenses and added them back to Adjusted FFO.

For the second quarter of 2013, the Company expects:

Metric	Quarter Ended June 30, 2013 Guidance (1)
Comparable Hotel RevPAR	+2.5% - 4.5%
Net Income ($ millions)	$18 - $20
Adjusted EBITDA ($ millions)	$69 - $71
Adjusted FFO ($ millions)	$47 - $49
Adjusted FFO per diluted share	$0.29 - $0.30
Diluted Weighted Average Shares Outstanding	161,500,000

(1)	Reflects the Company’s ownership period for the Hilton New Orleans St. Charles acquired on May 1, 2013.

For the full year 2013, the Company expects:

Metric	Prior 2013 FY Guidance (1)	Impact of Announced Acquisitions (2)	Impact of Reforecast & Capital Transactions (3)	Current 2013 FY Guidance	Change to Prior 2013 FY Guidance Midpoint
Comparable Hotel RevPAR	+3.5% - 5.5%	(0.5)%	—	+3.0% - 5.0%	(0.5)%
Net Income ($ millions)	$40 - $52	$28 - $30	—	$68 - $82	$29
Adjusted EBITDA ($ millions)	$224 - $236	$10 - $12	$(1)	$233 - $247	$10
Adjusted FFO ($ millions)	$132 - $144	$8 - $10	$2	$142 - $156	$11
Adjusted FFO per diluted share	$0.84 - $0.92	$0.05	$0.01	$0.90 - $0.98	$0.06
Diluted Weighted Average Shares Outstanding	157,000,000	—	2,100,000	159,100,000	2,100,000

(1)	Reflects guidance presented on February 19, 2013.
(2)	Reflects the Company’s ownership period for the Hilton New Orleans St. Charles acquired on May 1, 2013, and the Boston Park Plaza which the Company expects to acquire in or before July 2013.
(3)

Reflects the expected redemption of the Series C preferred stock on May 31, 2013, and the impact of changes to the Hilton Honors redemption program at the Hilton Times Square and Doubletree Guest Suites Times Square, along with additional shares from the exercise of the underwriters’ over-allotment option.

Second quarter and full year 2013 guidance is based in part on the following assumptions:

•                  Announced transactions are included as of their actual or expected closing date.

•                  Hilton New Orleans St. Charles — May 1, 2013.

•                  Boston Park Plaza — July 24, 2013 (expected closing date).

•                  Series C preferred stock redemption — May 31, 2013.

•                  Full year capital investment of $110.0 million to $120.0 million.

•                  Hotel revenue disruption of $8.0 million to $10.0 million related to renovation projects, with approximately $1.0 million to $3.0 million of renovation disruption occurring in the second quarter (primarily related to renovations at the Hilton Times Square and Hyatt Chicago Magnificent Mile).

•                  Second quarter renovation-related hotel RevPAR disruption of approximately 75 to 100 basis points.

•                  Full year renovation-related hotel RevPAR disruption of approximately 100 to 125 basis points.

•                  Full year comparable hotel EBITDA margin expansion of approximately 50 to 100 basis points.

•                  Full year corporate overhead expense (excluding stock amortization and one-time expenses related to future acquisition closing costs) of $21.0 million to $22.0 million.

•                  Full year interest expense of approximately $72.0 million to $74.0 million, including $3.0 million in amortization of deferred financing fees.

•                  Full year preferred dividends of approximately $15.0 million for the Series D cumulative redeemable preferred stock, the Series A cumulative redeemable preferred stock through the March 1, 2013 redemption date and the Series C preferred stock through the May 31, 2013 redemption date.

Dividend Update

On May 2, 2013, the Company’s Board of Directors declared a cash dividend of $0.50 per share payable to its Series D cumulative redeemable preferred stockholders and a cash dividend up to $0.393 per share, to be prorated based on the final redemption date, payable to its Series C cumulative convertible redeemable preferred stockholders. The dividends for the Series D cumulative redeemable preferred stockholders will be paid on or before July 15, 2013 to stockholders of record on June 30, 2013.  No dividend was declared on the Company’s common stock, as the Company intends to deploy excess cash flow from operations toward internal renovation investments and gradual deleveraging.

Subject to certain limitations, the Company intends to make dividends on its stock in amounts equivalent to 100% of its annual taxable income.  The Company expects to apply its remaining net operating loss carryforwards to reduce its taxable income in 2013, which will affect the level of potential common stock dividends declared for 2013. The level of any future dividends will be determined by the Company’s Board of Directors after considering taxable income projections, expected capital requirements, risks affecting the Company’s business and in context of the Company’s leverage-reduction initiatives.  As a result, common stock dividends may be made in the form of cash or a combination of cash and stock consistent with Internal Revenue Service guidelines.

Supplemental Disclosures

Contemporaneous with this release, the Company has furnished a Form 8-K with unaudited financial information. This additional information is being provided as a supplement to information prepared in accordance with generally accepted accounting principles. The Company undertakes no obligation to update any of the information provided to conform to actual results or changes in the Company’s portfolio, capital structure or future expectations.

Earnings Call

The Company will host a conference call to discuss first quarter 2013 on May 7, 2013, at 12:00 p.m. Eastern (9:00 a.m. Pacific). A live web cast of the call will be available via the Investor Relations section of the Company’s website.  Alternatively, investors may dial 1-888-549-7750 (for domestic callers) or 1-480-629-9722 (for international callers). A replay of the web cast will also be archived on the website.

About Sunstone Hotel Investors, Inc.

Sunstone Hotel Investors, Inc. is a lodging real estate investment trust (“REIT”) that as of May 6, 2013 has interests in 27 hotels comprised of 11,882 rooms.  Sunstone’s hotels are primarily in the upper upscale segment and are operated under nationally recognized brands, such as Marriott, Hilton, Hyatt, Fairmont and Sheraton. For further information, please visit Sunstone’s website at www.sunstonehotels.com.

Sunstone’s mission is to create meaningful value for our stockholders by becoming the premier hotel owner.  Our values include transparency, trust, ethical conduct, communication and discipline.  Our goal is to improve the quality and scale of our portfolio while gradually deleveraging our balance sheet. As demand for lodging generally fluctuates with the overall economy (we refer to these changes in demand as the lodging cycle), we seek to employ a balanced, cycle-appropriate corporate strategy that encompasses the following:

•                  Proactive portfolio management;

•                  Intensive asset management;

•                  Disciplined external growth; and

•                  Measured balance sheet improvement.

This press release contains forward-looking statements within the meaning of federal securities laws and regulations. These forward-looking statements are identified by their use of terms and phrases such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will” and other similar terms and phrases, including references to assumptions and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. These risks include, but are not limited to: volatility in the debt or equity markets affecting our ability to acquire or sell hotel assets; international, national and local economic and business conditions, including the likelihood of a U.S. recession; the ability to maintain sufficient liquidity and our access to capital markets; potential terrorist attacks, which would affect occupancy rates at our hotels and the demand for hotel products and services; operating risks associated with the hotel business; risks associated with the level of our indebtedness and our ability to meet covenants in our debt and equity agreements; relationships with property managers and franchisors; our ability to maintain our properties in a first-class manner, including meeting capital expenditure requirements; our ability to compete effectively in areas such as access, location, quality of accommodations and room rate structures; changes in travel patterns, taxes and government regulations, which influence or determine wages, prices, construction procedures and costs; our ability to identify, successfully compete for and complete acquisitions; the performance of hotels after they are acquired; necessary capital expenditures and our ability to fund them and complete them with minimum disruption; our ability to continue to satisfy complex rules in order for us to qualify as a REIT for federal income tax purposes; and other risks and uncertainties associated with our business described in the Company’s filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. All forward-looking information in this release is as of May 6, 2013, and the Company undertakes no obligation to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

This release should be read in conjunction with the consolidated financial statements and notes thereto included in our most recent reports on Form 10-K and Form 10-Q. Copies of these reports are available on our website at www.sunstonehotels.com and through the SEC’s Electronic Data Gathering Analysis and Retrieval System (“EDGAR”) at www.sec.gov.

The following tables include financial and statistical details for both the Hilton New Orleans St. Charles and the Boston Park Plaza:

	Hilton New Orleans St. Charles
					Equals:	Hotel
	Total		Plus:	Plus:	Hotel	EBITDA	FFO
(In thousands)	Revenues	Net Income	Depreciation	Interest Expense	EBITDA	Margin	Contribution (3)
Sunstone 2013 Expected Ownership Period (1)	$7,900	$700 - $1,200	$1,300	$—	$2,000 - $2,500	25.3% - 31.6%	$2,000 - $2,500

Full Year 2013 (2)	$13,000	$3,200	$2,000	$—	$5,200	40.0%	$5,200
2013 EBITDA Multiple					11.4x

	Boston Park Plaza
					Equals:	Hotel
	Total		Plus:	Plus:	Hotel	EBITDA	FFO
(In thousands)	Revenues	Net Income	Depreciation	Interest Expense	EBITDA	Margin	Contribution (3)
Sunstone 2013 Expected Ownership Period (4)	$30,000	$2,500 - $4,000	$3,200	$2,300	$8,000 - $9,500	26.7% - 31.7%	$5,700 - $7,200

Full Year 2013 (2)	$70,000	$7,300	$7,400	$5,300	$20,000	28.6%	$14,700
2013 EBITDA Multiple					12.5x

(1)	Sunstone 2013 Expected Ownership Period for the Hilton New Orleans St. Charles reflects forecast results from May 1, 2013 through December 31, 2013.
(2)

Full Year 2013 for the Hilton New Orleans St. Charles and the Boston Park Plaza reflect actual prior ownership results from January 1, 2013 through March 31, 2013, plus forecast results from April 1, 2013 through December 31, 2013. Full Year 2013 amounts include the impact of the Company’s new management and franchise agreement terms.

(3)	FFO Contribution calculated as Hotel EBITDA less Interest Expense.
(4)	Sunstone 2013 Expected Ownership Period for the Boston Park Plaza reflects forecast results from the expected acquisition date of July 24, 2013 through December 31, 2013.

	Hilton New Orleans St. Charles
	ADR			Occupancy			RevPAR
	2013	2012	Variance	2013	2012	Variance	2013	2012	Variance
May 1 - December 31, 2013 and 2012 (1)	$150.52	$146.52	2.7%	81.4%	75.8%	7.4%	$122.52	$111.06	10.3%

Full Year 2013 and 2012 (2)	$160.87	$158.36	1.6%	83.1%	78.2%	6.3%	$133.68	$123.84	8.0%

	Boston Park Plaza (3)
	ADR			Occupancy			RevPAR
	2013	2012	Variance	2013	2012	Variance	2013	2012	Variance
July 24 - December 31, 2013 and 2012 (1)	$173.49	$171.80	1.0%	88.2%	84.9%	3.9%	$153.02	$145.86	4.9%

Full Year 2013 and 2012 (2)	$170.55	$169.11	0.9%	83.7%	84.9%	-1.4%	$142.75	$143.57	-0.6%

(1)	Represents forecast results for Sunstone’s expected ownership period in 2013 and prior ownership results during the same periods in 2012.
(2)	Full Year reflects prior ownership results from January 1, 2012 through March 31, 2013, plus forecast results from April 1, 2013 through December 31, 2013.
(3)	The Boston Park Plaza added 12 rooms in September 2012, and an additional 100 rooms in January 2013.

Non-GAAP Financial Measures

We present the following non-GAAP financial measures that we believe are useful to investors as key measures of our operating performance: Earnings Before Interest Expense, Taxes, Depreciation and Amortization, or EBITDA; Adjusted EBITDA (as defined below); Funds From Operations, or FFO; Adjusted FFO (as defined below); and comparable and pro forma comparable hotel EBITDA and comparable and pro forma comparable hotel EBITDA margin. These measures should not be considered in isolation or as a substitute for measures of performance in accordance with GAAP. EBITDA, Adjusted EBITDA, FFO, Adjusted FFO, comparable and pro forma comparable hotel EBITDA and comparable and pro forma comparable hotel EBITDA margin as calculated by us, may not be comparable to other companies that do not define such terms exactly as the Company. These non-GAAP measures are used in addition to and in conjunction with results presented in accordance with GAAP. They should not be considered as alternatives to operating profit, cash flow from operations, or any other operating performance measure prescribed by GAAP. These non-GAAP financial measures reflect additional ways of viewing our operations that we believe, when viewed with our GAAP results and the reconciliations to the corresponding GAAP financial measures, provide a more complete understanding of factors and trends affecting our business than could be obtained absent this disclosure. We strongly encourage investors to review our financial information in its entirety and not to rely on a single financial measure.

EBITDA is a commonly used measure of performance in many industries. We believe EBITDA is useful to investors in evaluating our operating performance because this measure helps investors evaluate and compare the results of our operations from period to period by removing the impact of our capital structure (primarily interest expense) and our asset base (primarily depreciation and amortization) from our operating results. We also believe the use of EBITDA facilitates comparisons between us and other lodging REITs, hotel owners who are not REITs and other capital-intensive companies. In addition, certain covenants included in our indebtedness use EBITDA as a measure of financial compliance. We also use EBITDA as a measure in determining the value of hotel acquisitions and dispositions.

Historically, we have adjusted EBITDA when evaluating our performance because we believe that the exclusion of certain additional items described below provides useful information to investors regarding our operating performance and that the presentation of Adjusted EBITDA, when combined with the primary GAAP presentation of net income, is beneficial to an investor’s complete understanding of our operating performance.

We believe that the presentation of FFO provides useful information to investors regarding our operating performance because it is a measure of our operations without regard to specified non-cash items such as real estate depreciation and amortization, amortization of lease intangibles, any real estate impairment loss and any gain or loss on sale of real estate assets, all of which are based on historical cost accounting and may be of lesser significance in evaluating our current performance. We believe the use of FFO facilitates comparisons between us and other lodging REITs.

We also present Adjusted FFO when evaluating our operating performance because we believe that the exclusion of certain additional items described below provides useful supplemental information to investors regarding our ongoing operating performance, and may facilitate comparisons of operating performance between periods and our peer companies.

We adjust EBITDA and FFO for the following items, which may occur in any period, and refer to these measures as either Adjusted EBITDA or Adjusted FFO:

•                  Amortization of favorable and unfavorable contracts: we exclude the non-cash amortization of the favorable management contract asset and the unfavorable tenant lease liability recorded in conjunction with our acquisition of the Hilton Garden Inn Chicago Downtown/Magnificent Mile. The amortization of favorable and unfavorable contracts does not reflect the underlying performance of our hotels.

•                  Ground rent adjustments: we exclude the non-cash expense incurred from straightlining our ground lease obligations as this expense does not reflect the underlying performance of our hotels.

•                  Gains or losses from extinguishment of debt: we exclude the effect of finance charges and premiums associated with the extinguishment of debt, including the acceleration of deferred financing costs from the original issuance of the debt being redeemed or retired because their removal helps investors evaluate and compare the results of our operations from period to period by removing the impact of our capital structure.

•                  Acquisition costs: under GAAP, costs associated with completed acquisitions are expensed in the year incurred. We exclude the effect of these costs because we believe they are not reflective of the ongoing performance of the Company.

•                  Consolidated partnership adjustments: we deduct the non-controlling partner’s pro rata share of any EBITDA or FFO adjustments related to our consolidated Hilton San Diego Bayfront partnership.

•                  Cumulative effect of a change in accounting principal: infrequently, the FASB promulgates new accounting standards that require the consolidated statement of operations to reflect the cumulative effect of a change in accounting principal. We exclude these one-time adjustments because they do not reflect our actual performance for that period.

•                  Impairment losses: we exclude the effect of impairment losses because we believe that including them in Adjusted EBITDA and Adjusted FFO is not consistent with reflecting the ongoing performance of our remaining assets.

•                  Other adjustments: we exclude other adjustments such as lawsuit settlement costs, prior year property tax assessments, management company transition costs, and departmental closing costs, including severance, because we do not believe these costs reflect the ongoing operations of our hotels.

In addition, to derive Adjusted EBITDA we exclude the non-cash expense incurred with the amortization of deferred stock compensation as this expense does not reflect the underlying performance of our hotels. We also include an adjustment for the cash ground lease expense recorded on the Hyatt Chicago Magnificent Mile’s building lease. Upon acquisition of this hotel, we determined that the building lease was a capital lease, and, therefore, we include a portion of the capital lease payment each month in interest expense. We include an adjustment for ground lease expense on capital leases in order to more accurately reflect the operating performance of the Hyatt Chicago Magnificent Mile. We also exclude the effect of gains and losses on the disposition of depreciable assets because we believe that including them in Adjusted EBITDA is not consistent with reflecting the ongoing performance of our assets. In addition, material gains or losses from the depreciated value of the disposed assets could be less important to investors given that the depreciated asset value often does not reflect its market value.

To derive Adjusted FFO, we also exclude the non-cash gains or losses on our derivatives, as well as the original issuance costs associated with the redemption of preferred stock. We believe that these items are not reflective of our ongoing finance costs.

In presenting comparable and pro forma comparable hotel EBITDA and hotel EBITDA margins, the revenue and expense items associated with BuyEfficient and other miscellaneous non-hotel items have been excluded. We believe the calculation of comparable and pro forma comparable hotel EBITDA results in a more accurate presentation of hotel EBITDA margins of the Company’s 26 comparable hotels and 28 pro forma comparable hotels, and that these non-GAAP financial measures are useful to investors in evaluating our property-level operating performance. Our 26 comparable hotels include all hotels held for investment as of March 31, 2013, and also include prior ownership results as applicable in 2012 for the Hyatt Chicago Magnificent Mile acquired in June 2012 and the Hilton Garden Inn Chicago Downtown/Magnificent Mile acquired in July 2012. Our 28 pro forma comparable hotels include our comparable portfolio, plus two hotels either acquired or to be acquired after March 31, 2013: the Hilton New Orleans St. Charles acquired on May 1, 2013; and the Boston Park Plaza which is expected to be acquired in or before July 2013.

Reconciliations of net income to EBITDA, Adjusted EBITDA, FFO and Adjusted FFO are set forth on page 11.  A reconciliation and the components of comparable and pro forma comparable hotel EBITDA and comparable and pro forma comparable hotel EBITDA margin are set forth on page 14.

Sunstone Hotel Investors, Inc.

Consolidated Balance Sheets

(In thousands, except share data)

	March 31,	December 31,
	2013	2012

Assets
Current assets:
Cash and cash equivalents	$208,313	$157,217
Cash proceeds held by accommodator	139,434	—
Restricted cash	69,423	78,394
Accounts receivable, net	33,490	27,498
Inventories	1,235	1,377
Prepaid expenses	10,183	10,739
Assets held for sale, net	—	132,335
Total current assets	462,078	407,560

Investment in hotel properties, net	2,689,283	2,681,877
Deferred financing fees, net	11,173	11,931
Goodwill	9,405	9,405
Other assets, net	31,709	25,902

Total assets	$3,203,648	$3,136,675

Liabilities and Equity
Current liabilities:
Accounts payable and accrued expenses	$29,801	$22,646
Accrued payroll and employee benefits	19,027	26,738
Dividends payable	3,912	7,437
Other current liabilities	35,193	30,963
Current portion of notes payable	19,757	76,723
Notes payable of assets held for sale	—	27,270
Liabilities of assets held for sale	—	8,228
Total current liabilities	107,690	200,005

Notes payable, less current portion	1,281,112	1,286,666
Capital lease obligations, less current portion	15,615	15,621
Other liabilities	32,583	15,070
Total liabilities	1,437,000	1,517,362

Commitments and contingencies	—	—

Preferred stock, Series C Cumulative Convertible Redeemable Preferred Stock, $0.01 par value, 4,102,564 shares authorized, issued and outstanding at March 31, 2013 and December 31, 2012, liquidation preference of $24.375 per share	100,000	100,000

Equity:
Stockholders’ equity:
Preferred stock, $0.01 par value, 100,000,000 shares authorized.
8.0% Series A Cumulative Redeemable Preferred Stock, zero shares issued and outstanding at March 31, 2013 and 7,050,000 shares issued and outstanding at December 31, 2012, stated at liquidation preference of $25.00 per share	—	176,250
8.0% Series D Cumulative Redeemable Preferred Stock, 4,600,000 shares issued and outstanding at March 31, 2013 and December 31, 2012, stated at liquidation preference of $25.00 per share	115,000	115,000
Common stock, $0.01 par value, 500,000,000 shares authorized, 160,815,933 shares issued and outstanding at March 31, 2013 and 135,237,438 shares issued and outstanding at December 31, 2012	1,608	1,352
Additional paid in capital	1,793,825	1,493,397
Retained earnings	187,005	158,376
Cumulative dividends	(486,047)	(475,144)
Accumulated other comprehensive loss	—	(5,335)
Total stockholders’ equity	1,611,391	1,463,896
Non-controlling interest in consolidated joint ventures	55,257	55,417
Total equity	1,666,648	1,519,313

Total liabilities and equity	$3,203,648	$3,136,675

Sunstone Hotel Investors, Inc.

Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended March 31,
	2013	2012

Revenues
Room	$132,623	$119,622
Food and beverage	49,628	46,835
Other operating	12,670	11,777
Total revenues	194,921	178,234
Operating expenses
Room	37,454	33,436
Food and beverage	35,096	32,850
Other operating	4,242	3,894
Advertising and promotion	11,265	9,901
Repairs and maintenance	8,374	7,483
Utilities	6,183	6,004
Franchise costs	6,478	5,971
Property tax, ground lease and insurance	18,468	15,554
Property general and administrative	23,606	21,910
Corporate overhead	6,171	5,198
Depreciation and amortization	34,016	30,882
Total operating expenses	191,353	173,083
Operating income	3,568	5,151
Interest and other income	563	63
Interest expense	(17,414)	(19,359)
Loss on extinguishment of debt	(44)	(191)
Loss before income taxes and discontinued operations	(13,327)	(14,336)
Income tax provision	(6,157)	—
Loss from continuing operations	(19,484)	(14,336)
Income from discontinued operations	48,410	1,368
Net income (loss)	28,926	(12,968)
Income from consolidated joint venture attributable to non-controlling interest	(297)	(560)
Distributions to non-controlling interest	(8)	(8)
Preferred stock dividends and redemption charge	(10,903)	(7,437)
Undistributed income allocated to unvested restricted stock compensation	(218)	—
Income available (loss attributable) to common stockholders	$17,500	$(20,973)

Basic and diluted per share amounts:
Loss from continuing operations attributable to common stockholders	$(0.20)	$(0.19)
Income from discontinued operations	0.32	0.01
Basic and diluted income available (loss attributable) to common stockholders per common share	$0.12	$(0.18)

Basic and diluted weighted average common shares outstanding:	151,076	117,426

Sunstone Hotel Investors, Inc.

Reconciliation of Net Income (Loss) to Non-GAAP Financial Measures

(Unaudited and in thousands, except per share amounts)

Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA

	Three Months Ended
	March 31,
	2013	2012

Net income (loss)	$28,926	$(12,968)
Operations held for investment:
Depreciation and amortization	34,016	30,882
Amortization of lease intangibles	1,028	1,028
Interest expense	17,414	19,359
Income tax provision	6,157	—
Non-controlling interests:
Income from consolidated joint venture attributable to non-controlling interest	(297)	(560)
Depreciation and amortization	(1,435)	(1,419)
Interest expense	(577)	(627)
Discontinued operations:
Depreciation and amortization	—	3,874
Amortization of lease intangibles	—	7
Interest expense	99	2,144
EBITDA	85,331	41,720

Operations held for investment:
Amortization of deferred stock compensation	1,075	946
Amortization of favorable and unfavorable contracts, net	114	—
Non-cash straightline lease expense	693	696
Capital lease obligation interest - cash ground rent	(351)	—
Gain on sale of assets	—	(11)
Loss on extinguishment of debt	44	191
Closing costs - completed acquisitions	147	36
Lawsuit settlement reversal of costs	—	(97)
Non-controlling interests:
Non-cash straightline lease expense	(113)	(113)
Discontinued operations:
Gain on sale of assets	(51,620)	(177)
Loss on extinguishment of debt	3,115	—
Lawsuit settlement reversal of costs	—	(48)
	(46,896)	1,423

Adjusted EBITDA	$38,435	$43,143

Reconciliation of Net Income (Loss) to FFO and Adjusted FFO

Net income (loss)	$28,926	$(12,968)
Preferred stock dividends and redemption charge	(10,903)	(7,437)
Operations held for investment:
Real estate depreciation and amortization	33,672	30,575
Amortization of lease intangibles	1,028	1,028
Gain on sale of assets	—	(11)
Non-controlling interests:
Income from consolidated joint venture attributable to non-controlling interest	(297)	(560)
Real estate depreciation and amortization	(1,435)	(1,419)
Discontinued operations:
Real estate depreciation and amortization	—	3,874
Amortization of lease intangibles	—	7
Gain on sale of assets	(51,620)	(177)
FFO	(629)	12,912

Operations held for investment:
Amortization of favorable and unfavorable contracts, net	114	—
Non-cash straightline lease expense	693	696
Non-cash interest related to (gain) loss on derivatives	(157)	76
Loss on extinguishment of debt	44	191
Closing costs - completed acquisitions	147	36
Lawsuit settlement reversal of costs	—	(97)
Income tax provision	6,157	—
Preferred stock redemption charge	4,641	—
Non-controlling interests:
Non-cash straightline lease expense	(113)	(113)
Non-cash interest related to loss on derivative	—	(1)
Discontinued operations:
Loss on extinguishment of debt	3,115	—
Lawsuit settlement reversal of costs	—	(48)
	14,641	740

Adjusted FFO	$14,012	$13,652

FFO per diluted share	$—	$0.11

Adjusted FFO per diluted share	$0.09	$0.12

Basic weighted average shares outstanding	151,076	117,426
Shares associated with unvested restricted stock awards	305	155
Diluted weighted average shares outstanding (1)	151,381	117,581

(1)

Diluted weighted average shares outstanding includes the Series C convertible preferred stock on a “non-converted” basis. On an “as-converted” basis, FFO available to common stockholders per diluted share is $0.01 and $0.12, respectively, for the three months ended March 31, 2013 and 2012. On an “as-converted” basis, Adjusted FFO available to common stockholders per diluted share is $0.10 and $0.13, respectively, for the three months ended March 31, 2013 and 2012.

Sunstone Hotel Investors, Inc.

Reconciliation of Net Income to Non-GAAP Financial Measures

Guidance for Second Quarter 2013

(Unaudited and in thousands except per share amounts)

Reconciliation of Net Income to Adjusted EBITDA

	Quarter Ended
	June 30, 2013
	Low	High

Net income	$18,000	$20,000
Depreciation and amortization	34,000	34,000
Amortization of lease intangibles	1,100	1,100
Interest expense	17,000	17,000
Non-controlling interests	(2,700)	(2,700)
Amortization of deferred stock compensation	1,250	1,250
Capital lease obligation interest - cash ground rent	(350)	(350)
Non-cash straightline lease expense	700	700
Adjusted EBITDA	$69,000	$71,000

Reconciliation of Net Income to Adjusted FFO

Net income	$18,000	$20,000
Preferred stock dividends	(3,900)	(3,900)
Real estate depreciation and amortization	33,000	33,000
Non-controlling interests	(2,200)	(2,200)
Amortization of lease intangibles	1,100	1,100
Non-cash straightline lease expense	700	700
Adjusted FFO	$46,700	$48,700

Adjusted FFO per diluted share	$0.29	$0.30

Diluted weighted average shares outstanding	161,500	161,500

Sunstone Hotel Investors, Inc.

Reconciliation of Net Income to Non-GAAP Financial Measures

Guidance for Full Year 2013

(Unaudited and in thousands except per share amounts)

Reconciliation of Net Income to Adjusted EBITDA

	Year Ended
	December 31, 2013
	Low	High

Net income	$68,000	$82,000
Depreciation and amortization	135,000	135,000
Amortization of lease intangibles	4,000	4,000
Interest expense	73,200	73,200
Non-controlling interests	(11,000)	(11,000)
Amortization of deferred stock compensation	4,600	4,600
Income tax provision	6,200	6,200
Capital lease obligation interest - cash ground rent	(1,400)	(1,400)
Non-cash straightline lease expense	2,800	2,800
Gain on sale of assets	(51,600)	(51,600)
Loss on extinguishment of debt	3,200	3,200
Adjusted EBITDA	$233,000	$247,000

Reconciliation of Net Income to Adjusted FFO

Net income	$68,000	$82,000
Preferred stock dividends	(15,000)	(15,000)
Real estate depreciation and amortization	133,500	133,500
Non-controlling interests	(8,700)	(8,700)
Amortization of lease intangibles	4,000	4,000
Income tax provision	6,200	6,200
Non-cash straightline lease expense	2,800	2,800
Gain on sale of assets	(51,600)	(51,600)
Loss on extinguishment of debt	3,200	3,200
Adjusted FFO	$142,400	$156,400

Adjusted FFO per diluted share	$0.90	$0.98

Diluted weighted average shares outstanding	159,100	159,100

Sunstone Hotel Investors, Inc.

Comparable and Pro Forma Comparable Hotel EBITDA and Margins

(Unaudited and in thousands except hotels and rooms)

	Three Months Ended March 31, 2013			Three Months Ended March 31, 2012
	Actual (1)	2013 Acquisitions (2)	Pro Forma (3)	Actual (4)	2012 Acquisitions (5)	Comparable (6)	2013 Acquisitions (2)	Pro Forma (3)
Number of Hotels	26	2	28	24	2	26	2	28
Number of Rooms	11,632	1,303	12,935	10,858	774	11,632	1,303	12,935

Hotel EBITDA Margin (7)	23.3%	5.8%	22.1%	24.3%	-3.3%	23.3%	10.1%	22.3%
Hotel EBITDA Margin adjusted for prior year property tax (8)	23.3%		22.1%	24.2%		23.2%		22.2%

Hotel Revenues
Room revenue	$132,623	$11,021	$143,644	$119,622	$5,497	$125,119	$11,462	$136,581
Food and beverage revenue	49,628	2,636	52,264	46,835	926	47,761	2,454	50,215
Other operating revenue	11,182	791	11,973	10,394	531	10,925	835	11,760
Total Hotel Revenues	193,433	14,448	207,881	176,851	6,954	183,805	14,751	198,556

Hotel Expenses
Room expense	37,454	3,976	41,430	33,436	1,868	35,304	3,646	38,950
Food and beverage expense	35,096	2,257	37,353	32,850	673	33,523	2,317	35,840
Other hotel expense	53,618	5,220	58,838	47,059	3,788	50,847	5,173	56,020
General and administrative expense	22,258	2,154	24,412	20,458	853	21,311	2,128	23,439
Total Hotel Expenses	148,426	13,607	162,033	133,803	7,182	140,985	13,264	154,249

Hotel EBITDA	45,007	841	45,848	43,048	(228)	42,820	1,487	44,307
Prior year property tax	—	—	—	(205)	—	(205)	—	(205)
Hotel EBITDA adjusted for prior year property tax	45,007	841	45,848	42,843	(228)	42,615	1,487	44,102

Non-hotel operating income	232	—	232	301	—	301	—	301
Amortization of lease intangibles	(1,028)	—	(1,028)	(1,028)	—	(1,028)	—	(1,028)
Amortization of favorable and unfavorable contracts, net	(114)	—	(114)	—	—	—	—	—
Non-cash straightline lease expense	(693)	—	(693)	(696)	—	(696)	—	(696)
Capital lease obligation interest - cash ground rent	351	—	351	—	351	351	—	351
Management company transition costs	—	—	—	(394)	—	(394)	—	(394)
Prior year property tax	—	—	—	205	—	205	—	205
Corporate overhead	(6,171)	—	(6,171)	(5,198)	—	(5,198)	—	(5,198)
Depreciation and amortization	(34,016)	(2,353)	(36,369)	(30,882)	(3,059)	(33,941)	(2,353)	(36,294)
Operating Income	3,568	(1,512)	2,056	5,151	(2,936)	2,215	(866)	1,349

Interest and other income	563	—	563	63	—	63	—	63
Interest expense	(17,414)	(1,319)	(18,733)	(19,359)	(351)	(19,710)	(1,319)	(21,029)
Loss on extinguishment of debt	(44)	—	(44)	(191)	—	(191)	—	(191)
Income tax provision	(6,157)	—	(6,157)	—	—	—	—	—
Income from discontinued operations	48,410	—	48,410	1,368	—	1,368	—	1,368
Net Income (Loss)	$28,926	$(2,831)	$26,095	$(12,968)	$(3,287)	$(16,255)	$(2,185)	$(18,440)

(1)	Actual represents the Company’s ownership results for the 26 hotels held for investment as of March 31, 2013.
(2)

2013 Acquisitions represents prior ownership results for the Hilton New Orleans St. Charles acquired by the Company on May 1, 2013, and the Boston Park Plaza which the Company expects to acquire in or before July 2013, along with the Company’s pro forma adjustments for interest and depreciation expense.

(3)

Pro Forma represents the Company’s ownership results, prior ownership results and pro forma adjustments for the 26 hotels held for investment as of March 31, 2013, plus the Hilton New Orleans St. Charles acquired by the Company on May 1, 2013, and the Boston Park Plaza which the Company expects to acquire in or before July 2013.

(4)	Actual represents the Company’s ownership results for the 24 hotels held for investment as of March 31, 2012.
(5)

2012 Acquisitions represent prior ownership results for the Hyatt Chicago Magnificent Mile acquired by the Company on June 4, 2012 and the Hilton Garden Inn Chicago Downtown/Magnificent Mile acquired by the Company on July 19, 2012, along with the Company’s pro forma adjustments for capital lease obligation interest and depreciation expense.

(6)

Comparable represents the Company’s ownership results, prior ownership results and the Company’s pro forma adjustments for capital lease obligation interest and depreciation expense as applicable for the 26 hotels held for investment as of March 31, 2013.

(7)	Hotel EBITDA Margin is calculated as Hotel EBITDA divided by total hotel revenues.
(8)

Hotel EBITDA Margin for the three months ended March 31, 2012 includes the additional benefit of $0.2 million in prior year property tax credits. Without this benefit, Comparable Hotel EBITDA margin for the three months ended March 31, 2012 would have been 23.2%, and Pro Forma Comparable Hotel EBITDA margin would have been 22.2%.